Exhibit 99.1

PRESS RELEASE

PacWest Bancorp

(NASDAQ: PACW)

Contact: Phone: Fax:	Matthew P. Wagner Chief Executive Officer 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067 310-728-1020 310-201-0498	Victor R. Santoro Executive Vice President and CFO 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067 310-728-1021 310-201-0498

FOR IMMEDIATE RELEASE	July 15, 2010

PACWEST BANCORP ANNOUNCES RESULTS

FOR THE SECOND QUARTER OF 2010

—Net Earnings of $2.7 Million—

—Net Interest Margin of 4.85%—

—Deposits Increase $67.7 Million—

—Credit Loss Reserve at 2.93% of Net Non-Covered Loans—

—Excess Liquidity Used to Purchase a Performing Loan Portfolio on July 1, 2010—

San Diego, California . . . PacWest Bancorp (Nasdaq: PACW) today announced net earnings for the second quarter of 2010 of $2.7 million, or $0.07 per diluted share, compared to a net loss of $60.5 million, or $1.76 per diluted share, for the first quarter of 2010.  The first quarter included a higher credit loss provision caused by the Company’s previously reported sale of $323.6 million of classified loans in February 2010 for $200.6 million in cash.

On July 1, 2010, we purchased a $234.1 million performing Southern California commercial real estate loan portfolio serviced by the Bank for a cash price of $228.3 million.  Such loans have a weighted-average coupon interest rate of 6.15% and a weighted average maturity of 4.6 years.  Had these loans been purchased on April 1, 2010, we estimated that our net interest margin would have been 5.20% for the second quarter of 2010.

This press release contains non-GAAP financial disclosures for tangible common equity.  The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.  Because the use of tangible common equity amounts and ratios is becoming more prevalent among banking regulators, investors and analysts, we disclose our tangible common equity ratios in addition to equity-to-assets ratios.  Please refer to the table at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

SECOND QUARTER RESULTS

	Second Quarter	First Quarter
In thousands, except per share data and percentages	2010	2010

Net earnings (loss)	$2,705	$(60,533)
Diluted earnings (loss) per share	$0.07	$(1.76)
Efficiency ratio	61.4%	63.8%
Net interest margin	4.85%	4.90%

At quarter end:
Allowance for credit losses to non-covered loans (1), net of unearned income	2.93%	2.81%
Equity-to-assets:
Consolidated Company	9.44%	9.13%
Pacific Western Bank	11.15%	10.78%
Tangible common equity ratios:
Consolidated Company	8.94%	8.58%
Pacific Western Bank	10.66%	10.25%

(1) Non-covered loans exclude all loans acquired in the Affinity acquisition.

The improvement in second quarter net earnings compared to the prior quarter net loss is due mostly to lower net credit and OREO costs.  The second quarter of 2010 credit loss provision was $110.3 million lower ($64.0 million after-tax) and OREO costs were $10.1 million lower ($5.8 million after-tax).  Net credit costs on a pre-tax basis are shown in the following table.

	Quarters Ended
	June 30, 2010	March 31, 2010
	(Dollars in thousands)

Credit loss provision on non-covered loans	$14,100	$112,527

Credit loss provision on covered loans	$8,850	$20,700
Less: Increase in FDIC loss sharing asset	7,080	16,560
Net credit costs on covered loans	$1,770	$4,140

Non-covered OREO expense	$625	$8,442

Covered OREO (income) expense	$(89)	$2,168
Less: OREO-related increase in FDIC loss sharing asset	(52)	1,718
Net covered OREO (income) expense	$(37)	$450

Total credit-related costs, net	$16,458	$125,559

The credit loss provision for the second quarter has two components: $14.1 million for non-covered loans and $8.9 million for covered loans.  The non-covered credit loss provision was driven by (a) non-covered loan net charge-offs totaling $12.0 million and (b) the level of nonaccrual and classified loans.  Nonaccrual non-covered loans increased $8.4 million, or 8%, during the second quarter to $108.3 million.  The covered loan credit loss provision was driven by net charge-offs of $8.5 million which resulted mostly from updated appraisals reflecting credit deterioration subsequent to the Affinity acquisition date.  The impact of the $8.9 million covered loan credit loss provision was offset mostly by FDIC loss-sharing income of $7.0 million.

The first quarter of 2010 credit loss provision included $112.5 million for non-covered loans and $20.7 million for covered loans.  The non-covered credit loss provision was driven by (a) the classified loan sale completed during the quarter which resulted in a charge-off of $123 million and (b) other non-covered loan net charge-offs totaling $22 million.  The covered loan credit loss provision was due to net charge-offs of $31.0 million.  The impact of the $20.7 million covered loan credit loss provision was offset mostly by FDIC loss-sharing income of $18.3 million.

Matt Wagner, Chief Executive Officer, commented, “Our second quarter results and positive net earnings for the quarter reflect our efforts over the previous several quarters to increase capital, work through credit issues and focus on operating expenses.  While the economy remains fragile and the credit environment continues to be challenging, our core operations generate an income stream that should expand to the extent credit provisions are reduced.  Nevertheless, the ongoing uncertainty in the marketplace and resulting market volatility make it difficult to predict when credit provisions will return to more normalized levels.”

Mr. Wagner continued, “Our return to profitability together with our credit loss reserve coverage and strong capital levels position us to grow both organically and through acquisitions.  We will continue to participate in the FDIC troubled bank bidding process and to identify other acquisition candidates in the banking sector that make sense for us.  We believe, as do others in the industry, that merger and acquisition activity will increase by the beginning of 2011.”

Vic Santoro, Executive Vice President and Chief Financial Officer, stated, “We had a positive second quarter, showing a return to profitability, increased capital both on a regulatory and tangible basis, and continued strong deposit growth.  We used our strong liquidity position to purchase the performing loan portfolio on July 1, 2010 and deploy a portion of the cash that had been accumulated from operations and the classified loan sale.  Our strong net interest margin will be enhanced by the loan portfolio purchase.”

YEAR TO DATE RESULTS

	Six Months Ended
	June 30,
In thousands, except per share data and percentages	2010	2009

Net loss	$(57,828)	$(4,295)
Diluted loss per share	$(1.66)	$(0.15)
Efficiency ratio	62.7%	78.3%
Net interest margin	4.87%	4.82%

The higher net loss for the six months ended June 30, 2010 compared to the same period last year was due mostly to a higher credit loss provision from the Company’s sale of $323.6 million of classified loans in the first quarter of 2010 and higher non-covered loan charge-offs.  When compared to the same period for 2009, the current 2010 period shows higher net interest income of $16.2 million ($9.4 million after-tax), higher provision for credit losses of $124.2 million ($72.0 million after-tax), higher FDIC loss sharing income of $23.2 million ($13.5 million after-tax) and higher noninterest expense of $6.4 million ($3.7 million after-tax).  The increase in these categories reflects the inclusion of the operating results for Affinity Bank since the August 2009 acquisition date.

BALANCE SHEET CHANGES

On February 23, 2010, we completed the sale of 61 non-covered adversely classified loans totaling $323.6 million to an institutional buyer for $200.6 million in cash. The sale proceeds along with cash flow generated from operations were used during the second quarter to purchase investment securities and repay FHLB advances.  Investment securities available-for-sale increased $221.2 million during the second quarter to $660.4 million at June 30, 2010.  FHLB advances totaling $125.0 million were repaid during the second quarter.  At June 30, 2010 overnight funds held at the Federal Reserve Bank totaled $316.0 million, a decrease of $114.9 million from the balance at March 31, 2010.  As mentioned above, on July 1, 2010 we utilized a portion of these funds to purchase a $234.1 million performing Southern California commercial real estate loan portfolio for $228.3 million in cash.

Gross non-covered loans decreased $69.0 million during the second quarter to $3.2 billion at June 30, 2010.   Declines in the non-covered portfolio continue as a result of weakened economic conditions which lowered the demand for loans, presented fewer acceptable lending opportunities and resulted in higher levels of charge-offs.  The covered loan portfolio continues to decline from resolutions of problem assets.  Non-covered OREO declined $5.1 million during the second quarter to $24.5 million at June 30, 2010 due to sales activity exceeding new foreclosures.  Covered OREO increased $2.4 million during the second quarter to $27.8 million at June 30, 2010.

Total deposits increased $67.7 million during the second quarter to $4.2 billion at June 30, 2010.  Core deposits, which include noninterest-bearing demand, interest checking, money market, and savings accounts, increased $20.1 million and totaled $3.1 billion at June 30, 2010.  Time deposits increased $47.6 million to $1.1 billion at June 30, 2010.  Time deposits with original terms of greater than one year increased $200.4 million as new and existing customers elected to extend the maturity of their time deposits.    Brokered and acquired money desk deposits totaled $104.9 million at June 30, 2010.  Noninterest-bearing demand deposits grew by $6.9 million during the second quarter to $1.4 billion and represented 33% of total deposits at June 30, 2010.

COVERED ASSETS

As part of the Affinity acquisition on August 28, 2009, we entered into a loss sharing agreement with the FDIC that covers a substantial portion of losses incurred after the acquisition date on loans, other real estate owned and certain investment securities.  A summary of the covered assets at June 30, 2010 and March 31, 2010 is shown in the following table.

Covered Assets	June 30, 2010	March 31, 2010
	(Dollars in thousands)
Loans, net	$552,912	$591,669
Investment securities	50,771	51,061
Other real estate owned	27,787	25,403
Total covered assets	$631,470	$668,133

NET INTEREST INCOME

Net interest income was $57.6 million for the second quarter of 2010 compared to $58.0 million for the first quarter of 2010.  The $406,000 net decrease is due mostly to lower average loans while interest expense declined $328,000 due mainly to lower average borrowings.

Net interest income grew by $16.2 million to $115.6 million during the six months ended June 30, 2010 compared to the same period last year.  This growth was due to a $10.5 million increase in interest income and a $5.7 million decline in interest expense.  The increase in interest income was due primarily to higher average balances of loans and investment securities which are attributed to the Affinity acquisition in August 2009.  The decline in interest expense was due mainly to lower rates paid on deposits and borrowings and lower average borrowings.

NET INTEREST MARGIN

Our net interest margin for the second quarter of 2010 was 4.85%, a decrease of 5 basis points from the 4.90% posted for the first quarter of 2010.  Such decline reflects lower average loans during the second quarter as a result of the first quarter of 2010 classified loan sale.  The yield on average loans was 6.56% for the second quarter of 2010 compared to 6.27% for the prior quarter.  The loan yield, earning asset yield and net interest margin are all affected by loans being placed on nonaccrual and the acceleration of purchase discounts on covered loan pay-offs.  The net interest margin for the second quarter was positively impacted by 11 basis points from the combination of discount acceleration on covered loan pay-offs and nonaccrual loan accrued interest reversals.   The cost of interest-bearing deposits and all-in deposit costs each decreased 2 basis points to 0.99% and 0.66%, respectively; such decreases resulted from a combination of lower rates on money market and interest checking accounts and an increase in time deposit volume and related interest cost as customers elected products with a longer maturity.

The net interest margin for the first six months of 2010 was 4.87% compared to 4.82% for the first six months of 2009.  The increase is due mostly to lower funding costs offset somewhat by an increase in lower yielding assets as the Company increased its on-balance sheet liquidity.

NONINTEREST INCOME

Noninterest income for the second quarter of 2010 totaled $12.1 million compared to $21.3 million for the first quarter of 2010.  Second quarter noninterest income includes FDIC loss sharing income of $7.0 million compared to $16.2 million recognized in the prior quarter.  FDIC loss sharing income represents the FDIC’s share of credit losses occurring subsequent to the Affinity acquisition date.

Noninterest income increased for the six months ended June 30, 2010 to $33.4 million from the $11.5 million earned during the same period in 2009.  The $21.9 million increase in noninterest income is due mainly to $23.2 million of FDIC loss sharing income.

NONINTEREST EXPENSE

Noninterest expense totaled $42.8 million for the second quarter of 2010 compared to $50.6 million for the first quarter of 2010.  The $7.8 million decrease was due mostly to a combination of lower OREO costs, increased compensation costs from reinstated incentive accruals, and increased deposit insurance costs from higher assessments associated with the increase in our deposit balances and our participation in the Temporary Liquidity Guarantee Program.

Noninterest expense includes amortization of time-based and performance-based restricted stock, which is included in compensation, and intangible asset amortization.  Amortization of restricted stock totaled $2.2 million for the second quarter of 2010 compared to $2.3 million for the first quarter of 2010.  Amortization expense for restricted stock is estimated to be $8.5 million for 2010.  Intangible asset amortization totaled $2.4 million for both the second and first quarters of 2010 and is estimated to be $9.5 million for 2010.  The 2010 estimates of both restricted stock award expense and intangible asset amortization are subject to change.

Noninterest expense for the six months ended June 30, 2010 totaled $93.3 million compared to $86.9 million for the same period in 2009.  Other professional services increased $1.0 million due mainly to higher legal costs related to loan workouts.    Insurance and assessments decreased $584,000 due to a $2.0 million special assessment included in the second quarter of 2009 with no similar assessment in 2010 offset by higher deposit insurance premiums in the current year from rate increases and higher average deposit balances.  OREO costs increased $918,000 due to the volume of activity and continued deterioration in market values.  Other expense increased $1.9 million due mostly to higher loan-related costs of $760,000 from loan workouts and a $726,000 penalty for early repayment of $125 million of FHLB advances; there were no FHLB prepayment penalties in the first half of 2009.  The 2009 reorganization charges totaling $1.2 million related to a staff reduction and additional rent for a discontinued acquired office; there were no similar charges in 2010.  The increase in most other expense categories was due mostly to higher overhead costs related to the August 2009 Affinity acquisition.

TAXES

The effective tax rate for the second quarter of 2010 was 32.0% compared to 42.1% for the first quarter of 2010.  The lower rate in the second quarter results mostly from resolution of a tax contingency which reduced income tax expense by $400,000.  The Company’s blended Federal and California statutory rate is 42.0%.

CREDIT QUALITY

Although our credit risk profile improved through both the classified loan sale and ongoing portfolio workout measures, our loan portfolio, including both non-covered and covered loans, continues to experience pressure from adverse economic conditions in Southern California and other areas where our borrowers and collateral are located.  We expect such situation to continue during the remainder of 2010.

Credit Loss Provisions

The second quarter provision for credit losses totaled $23.0 million and is composed of $14.1 million on the non-covered loan portfolio and $8.9 million on the covered loan portfolio.  The provision on the non-covered portfolio is generated by our allowance methodology and reflects net charge-offs and the levels of nonaccrual and classified loans.  The covered loan credit loss provision increases the covered loan allowance for credit losses and results from credit deterioration on covered loans since the Affinity acquisition date.

Second quarter net charge-offs on non-covered loans totaled $12 million; this compares to first quarter net charge-offs of $123 million related to the classified loan sale and $22 million in other non-covered loan charge-offs.  These charge-off levels reflect the aggressive actions we are taking to promptly identify and resolve problem credits.

The allowance for credit losses on the non-covered portfolio totaled $93.4 million and $91.4 million at June 30, 2010 and March 31, 2010 and represented 2.93% and 2.81% of the non-covered loan balances at those respective dates.

Non-covered Nonaccrual Loans and Other Real Estate Owned

Non-covered nonperforming assets include non-covered nonaccrual loans and non-covered OREO and totaled $132.8 million at June 30, 2010 compared to $129.6 million at March 31, 2010. The ratio of non-covered nonperforming assets to non-covered loans and non-covered OREO increased to 4.14% at June 30, 2010 from 3.95% at March 31, 2010.  The increase in non-covered nonperforming assets is due to higher nonaccrual loans.

The types and balances of non-covered loans included in the categories of nonaccrual and accruing loans past due between 30 and 89 days at June 30, 2010 and March 31, 2010 follow:

	Nonaccrual loans (1)				Accruing and over 30 days past due (1)
	June 30, 2010		March 31, 2010		June 30,	March 31,
	As a % of		As a % of		2010	2010
Loan category	loan category	Balance	loan category	Balance	Balance	Balance
	(Dollars in thousands)

SBA 504	22.6%	$21,359	18.7%	$18,462	$3,041	$4,149
SBA 7(a) and Express	20.7%	7,134	20.9%	7,543	132	1,000
Residential construction	1.6%	470	6.8%	2,957	—	—
Commercial real estate	2.1%	38,428	1.6%	29,979	67	4,630
Commercial construction	1.8%	1,493	1.4%	2,125	—	1,997
Commercial	1.8%	12,188	1.3%	8,635	2,244	1,800
Commercial land	0.0%	—	0.0%	—	2,150	—
Residential other	0.5%	623	1.8%	1,725	503	393
Residential land	68.3%	24,625	54.4%	24,966	—	—
Residential multifamily	0.5%	879	0.6%	910	—	—
Other, including foreign	1.9%	1,084	4.6%	2,618	64	187
	3.4%	$108,283	3.1%	$99,920	$8,201	$14,156

(1) Excludes covered loans acquired in the Affinity acquisition.

Nonaccrual non-covered loans increased $8.4 million during the second quarter and is composed of (a) additions of $25.2 million, (b) reductions, payoffs and returns to accrual status of $10.1 million, (c) foreclosures of $3.5 million, and (d) charge-offs of $3.2 million.

At June 30, 2010, approximately 70% of nonaccrual loans were represented by:

1.              SBA-related loans of $28.5 million.

2.              Two loans collateralized by land in Ventura County, California totaling $26.2 million.  The borrower’s unsecured loan for $4.2 million (included in the caption “Commercial” in the above table) has since been combined with the land loan and is now secured.  The value of the land, based on the most recent third party appraisal, exceeds the combined loan balance.

3.              Two unrelated loans totaling $16.9 million secured by out-of-state shopping centers.  Each loan has been written down to its underlying collateral value based on the most recent third party appraisals.  A receiver is in place to manage one property while the borrowers associated with the other property have filed for bankruptcy protection.  Protracted collection efforts may result in additional write-downs on these loans and resultant credit loss provisions.

4.              Two unrelated hotel-secured loans totaling $4.5 million.  These loans have also been written down to their collateral values based on the most recent third party appraisals.  Additional write-downs and resultant credit loss provisions may be necessary if economic conditions in the hospitality segment do not improve in the near future.

Of all the loans cited above, all but $2.1 million were on nonaccrual status at March 31, 2010.

The details of non-covered OREO follow:

Property Type	June 30, 2010	March 31, 2010
	(Dollars in thousands)

Improved residential land	$3,181	$5,189
Commercial real estate	17,285	21,158
Single family residences	4,057	3,296
Total	$24,523	$29,643

The details of the non-covered nonowner-occupied residential construction loan portfolio as of the dates indicated follow:

	June 30, 2010			March 31, 2010
Loan Category	Balance	Number of loans	Average loan balance	Balance
	(Dollars in thousands)

Residential land acquisition and development	$3,228	5	$646	$2,558
Residential nonowner-occupied single family	764	1	764	20,121
Unimproved residential land	47,443	29	1,636	57,640
Residential multifamily	25,518	5	5,104	20,576
	$76,953	40	$1,924	$100,895

The components of our non-covered real estate mortgage loan portfolio are as follows.

Loan Category	June 30, 2010	March 31, 2010
	(Dollars in thousands)
Commercial real estate mortgage
Owner-occupied	$279,428	$278,189
Retail	386,132	396,721
Office buildings	305,843	314,682
Industrial/warehouse	326,002	322,122
Hotels and other hospitality	172,122	176,295
Other	482,186	449,464
Total commercial real estate mortgage	1,951,713	1,937,473

Residential real estate mortgage:
Multi-family	72,434	73,416
Mixed use	89,506	89,794
Single family owner-occupied	72,292	73,539
Single family nonowner-occupied	43,386	23,073
Total residential real estate mortgage	277,618	259,822
Total real estate mortgage	$2,229,331	$2,197,295

Covered Loans and Other Real Estate Owned

As part of the Affinity acquisition that occurred on August 28, 2009, we entered into a loss sharing agreement with the FDIC that covers a substantial portion of losses incurred after the acquisition date on loans, other real estate owned and certain investment securities.  The carrying value of loans that would normally be considered nonaccrual except for the accounting requirements regarding purchased impaired loans and other real estate owned covered by the loss sharing agreement (“covered nonaccrual loans” and “covered OREO”; collectively, “covered nonperforming assets”) are as follows.

Covered Nonperforming Assets	June 30, 2010	March 31, 2010
	(Dollars in thousands)
Covered nonaccrual loans	$156,309	$157,325
Covered OREO	27,787	25,403
Total covered nonperforming assets	$184,096	$182,728

REGULATORY CAPITAL MEASURES ARE ABOVE THE WELL-CAPITALIZED MINIMUMS

PacWest and its wholly-owned banking subsidiary, Pacific Western Bank, each remained well capitalized at June 30, 2010 as shown in the following table.

	Minimum
	Regulatory
	Requirements	Actual
	Well	Pacific	Company
	Capitalized	Western	Consolidated

Tier 1 leverage capital ratio	5.00%	10.42%	10.76%
Tier 1 risk-based capital ratio	6.00%	14.48%	14.89%
Total risk-based capital	10.00%	15.76%	16.17%
Tangible common equity (TCE) ratio	—	10.66%	8.94%

COMMON STOCK

On March 1, 2010 holders of 1,348,040 warrants to acquire PacWest Bancorp common stock exercised such warrants for net proceeds of $26.6 million.  The warrants, which had a strike price of $20.20 per share, represented 99% of the 1,361,656 six-month warrants issued in August 2009.  An additional 1,361,657 million warrants issued in August 2009 with a strike price of $20.20 remain outstanding, of which 1,348,040 expire on August 27, 2010 and 13,617 expire on August 30, 2010.

On December 22, 2009, PacWest Bancorp filed a registration statement with the SEC to offer to sell, from time to time, shares of common stock, preferred stock, and other equity linked securities for an aggregate initial offering price of up to $350.0 million. The registration statement was declared effective on January 8, 2010. Proceeds from the offering are anticipated to be used to fund future acquisitions of banks and financial institutions and for general corporate purposes.

ABOUT PACWEST BANCORP

PacWest Bancorp (“PacWest”) is a bank holding company with $5.2 billion in assets as of June 30, 2010, with one wholly-owned banking subsidiary, Pacific Western Bank (“Pacific Western”). Through 68 full-service community banking branches, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located in Los Angeles, Orange, Riverside, San Bernardino, San Diego, San Francisco, San Mateo and Ventura Counties.  Through its subsidiary BFI Business Finance and its division First Community Financial, Pacific Western also provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding PacWest Bancorp is available on the Internet at www.pacwestbancorp.com.  Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about PacWest that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: lower than expected revenues; credit quality deterioration or a reduction in real estate values could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the Company’s ability to complete future acquisitions, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all; settlements with the FDIC related to our loss-sharing arrangement and other adjustments related to the Affinity Bank acquisition; the possibility that personnel changes will not proceed as planned; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; asset/liability repricing risks and liquidity risks; pending legal matters may take longer or cost more to resolve or may be resolved adversely to the Company; general economic conditions, either nationally or in the market areas in which the Company does or anticipates doing business, are less favorable than expected; environmental conditions, including natural disasters, may disrupt our business, impede our operations, negatively impact the values of collateral securing the Company’s loans or impair the ability of our borrowers to support their debt obligations; the economic and regulatory effects of the continuing war on terrorism and other events of war, including the war in Iraq and Afghanistan; legislative or regulatory requirements or changes adversely affecting the Company’s business; and changes in the securities markets; regulatory approvals for any capital activities cannot be obtained on the terms expected or on the anticipated schedule; and, other risks that are described in PacWest’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, PacWest’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. PacWest assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read PacWest Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PacWest with the SEC.  The documents filed by PacWest with the SEC may be obtained at PacWest Bancorp’s website at www.pacwestbancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from PacWest by directing a request to: PacWest Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

PACWEST BANCORP

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	March 31,	December 31,
	2010	2010	2009
	(In thousands, except share and per share data)
Assets:
Cash and due from banks	$97,029	$87,510	$93,915
Due from banks - interest bearing	316,357	431,211	117,133
Total cash and cash equivalents	413,386	518,721	211,048

Non-covered securities available-for-sale, at estimated fair value	609,656	388,180	371,575
Covered securities available-for-sale, at estimated fair value	50,771	51,061	52,125
Total securities available-for-sale	660,427	439,241	423,700
Federal Home Loan Bank stock, at cost	48,555	50,429	50,429
Total securities	708,982	489,670	474,129

Non-covered loans, net of unearned income	3,185,025	3,253,834	3,707,383
Allowance for loan losses	(88,463)	(86,163)	(118,717)
Non-covered loans, net	3,096,562	3,167,671	3,588,666
Covered loans, net	552,912	591,669	621,686
Total loans	3,649,474	3,759,340	4,210,352

Non-covered other real estate owned, net	24,523	29,643	43,255
Covered other real estate owned, net	27,787	25,403	27,688
Total other real estate owned	52,310	55,046	70,943

Premises and equipment	21,677	22,050	22,546
Intangible assets	28,448	30,872	33,296
Cash surrender value of life insurance	65,382	66,547	66,149
FDIC loss sharing asset	66,068	87,140	112,817
Other assets	147,955	173,831	122,799
Total assets	$5,153,682	$5,203,217	$5,324,079

Liabilities and Stockholders’ Equity:
Liabilities:
Noninterest-bearing deposits	$1,395,510	$1,388,646	$1,302,974
Interest-bearing deposits	2,826,429	2,765,591	2,791,595
Total deposits	4,221,939	4,154,237	4,094,569

Borrowings	275,000	406,550	542,763
Subordinated debentures	129,701	129,750	129,798
Accrued interest payable and other liabilities	40,457	37,836	50,176
Total liabilities	4,667,097	4,728,373	4,817,306

Stockholders’ Equity (a)	486,585	474,844	506,773
Total Liabilities and Stockholders’ Equity	$5,153,682	$5,203,217	$5,324,079

Shares outstanding (including 1,398,173 shares at June 30, 2010, 1,424,574 shares at March 31, 2010 and 1,095,417 shares at December 31, 2009, underlying unvested stock awards)	36,715,741	36,730,809	35,015,322

Tangible book value per share	$12.48	$12.09	$13.52
Book value per share	$13.25	$12.93	$14.47

(a) Includes net unrealized gain (loss) on securities available-for-sale, net	$8,541	$1,121	$(104)

PACWEST BANCORP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

	Three Months Ended			Six Months Ended
	6/30/10	3/31/10	6/30/09	6/30/10	6/30/09
	(In thousands, except per share data)
Interest income:
Interest and fees on loans	$62,314	$63,745	$61,663	$126,059	$123,510
Interest on investment securities	5,702	5,121	1,641	10,823	3,187
Interest on time deposits in other financial institutions	245	129	37	374	98
Total interest income	68,261	68,995	63,341	137,256	126,795

Interest expense:
Interest expense on deposits	6,945	6,889	7,367	13,834	16,687
Interest expense on borrowings	2,216	2,668	3,626	4,884	7,208
Interest expense on subordinated debentures	1,483	1,415	1,639	2,898	3,418
Total interest expense	10,644	10,972	12,632	21,616	27,313
Net interest income	57,617	58,023	50,709	115,640	99,482
Provision for credit losses:
Non-covered loans	14,100	112,527	18,000	126,627	32,000
Covered loans	8,850	20,700	—	29,550	—
Total provision for credit losses	22,950	133,227	18,000	156,177	32,000
Net interest income (loss) after provision for credit losses	34,667	(75,204)	32,709	(40,537)	67,482

Noninterest income:
Service charges on deposit accounts	2,666	2,729	3,009	5,395	6,158
Other commissions and fees	1,845	1,790	1,746	3,635	3,431
Increase in cash surrender value of life insurance	369	398	394	767	833
FDIC loss sharing income, net	7,029	16,172	—	23,201	—
Other income	173	180	224	353	1,032
Total noninterest income	12,082	21,269	5,373	33,351	11,454

Noninterest expense:
Compensation	21,068	19,411	18,394	40,479	37,725
Occupancy	6,576	6,958	6,462	13,534	12,848
Data processing	1,892	1,969	1,677	3,861	3,305
Other professional services	2,042	1,998	1,486	4,040	3,010
Business development	655	667	625	1,322	1,350
Communications	795	804	688	1,599	1,381
Insurance and assessments	2,611	2,274	3,871	4,885	5,469
Other real estate owned, net	536	10,610	9,231	11,146	10,228
Intangible asset amortization	2,424	2,424	2,367	4,848	4,614
Reorganization and lease charges	—	—	—	—	1,215
Other	4,174	3,455	3,130	7,629	5,755
Total noninterest expense	42,773	50,570	47,931	93,343	86,900
Earnings (loss) before income taxes	3,976	(104,505)	(9,849)	(100,529)	(7,964)
Income taxes	1,271	(43,972)	(4,109)	(42,701)	(3,669)
Net earnings (loss)	$2,705	$(60,533)	$(5,740)	$(57,828)	$(4,295)

Per share information
Basic earning (loss) per share	$0.07	$(1.76)	$(0.18)	$(1.66)	$(0.15)
Diluted earnings (loss) per share	$0.07	$(1.76)	$(0.18)	$(1.66)	$(0.15)

PACWEST BANCORP

AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Six Months Ended
	6/30/10	3/31/10	6/30/09	6/30/10	6/30/09
AVERAGE BALANCE SHEETS

Average Assets:
Loans, net of unearned income	$3,809,546	$4,122,853	$3,921,561	$3,965,334	$3,929,895
Investment securities	584,368	469,732	179,976	527,367	172,695
Interest-bearing deposits in financial institutions	374,613	206,887	33,835	291,214	62,892
Federal funds sold	—	—	—	—	129
Average interest-earning assets	4,768,527	4,799,472	4,135,372	4,783,915	4,165,611
Other assets	413,103	418,517	279,331	415,793	281,601
Average total assets	$5,181,630	$5,217,989	$4,414,703	$5,199,708	$4,447,212

Average Liabilities and Stockholders’ Equity:
Average liabilities:
Interest checking deposits	$438,945	$434,446	$370,664	$436,708	$360,343
Money market deposits	1,203,527	1,166,688	891,610	1,185,210	866,649
Savings deposits	112,909	110,564	114,339	111,743	118,648
Time deposits	1,068,033	1,045,417	692,439	1,056,786	795,480
Average interest-bearing deposits	2,823,414	2,757,115	2,069,052	2,790,447	2,141,120
Subordinated debentures	129,732	129,780	129,924	129,756	129,950
Borrowings	303,877	445,754	475,634	374,424	463,687
Average interest-bearing liabilities	3,257,023	3,332,649	2,674,610	3,294,627	2,734,757
Noninterest-bearing demand deposits	1,403,348	1,332,862	1,223,169	1,368,300	1,193,280
Other liabilities	41,053	46,756	45,458	43,888	53,260
Average total liabilities	4,701,424	4,712,267	3,943,237	4,706,815	3,981,297
Average stockholders’ equity	480,206	505,722	471,466	492,893	465,915
Average liabilities and stockholders’ equity	$5,181,630	$5,217,989	$4,414,703	$5,199,708	$4,447,212

Average deposits	$4,226,762	$4,089,977	$3,292,221	$4,158,747	$3,334,400
Average funding sources (1)	$4,660,371	$4,665,511	$3,897,779	$4,662,927	$3,928,037

YIELD ANALYSIS

Yield on:
Average loans	6.56%	6.27%	6.31%	6.41%	6.34%
Average investment securities	3.91%	4.42%	3.66%	4.14%	3.72%
Average interest-earning deposits	0.26%	0.25%	0.44%	0.26%	0.31%
Average interest-earning assets	5.74%	5.83%	6.14%	5.79%	6.14%

Cost of:
Average interest-bearing deposits	0.99%	1.01%	1.43%	1.00%	1.57%
Average subordinated debentures	4.59%	4.42%	5.06%	4.50%	5.30%
Average borrowings	2.92%	2.43%	3.06%	2.63%	3.13%
Average interest-bearing liabilities	1.31%	1.34%	1.89%	1.32%	2.01%

Interest rate spread (2)	4.43%	4.49%	4.25%	4.47%	4.13%
Net interest margin (3)	4.85%	4.90%	4.92%	4.87%	4.82%

Cost of average deposits (4)	0.66%	0.68%	0.90%	0.67%	1.01%
Cost of average funding sources (5)	0.92%	0.95%	1.30%	0.93%	1.40%

(1) Average funding sources is calculated as the sum of average interest-bearing liabilities plus average noninterest-bearing demand deposits.

(2) Interest rate spread is calculated as the yield on average interest-earning assets less the cost of average interest-bearing liabilities.

(3) Net interest rate margin is calculated as annualized net interest income divided by average interest-earning assets.

(4) Cost of average deposits is calculated as annualized interest expense on deposits divided by average deposits.

(5) Cost of average funding sources is calculated as annualized total interest expense divided by average funding sources.

DEPOSITS (unaudited)

	June 30, 2010	March 31, 2010	December 31, 2009
	(Dollars in thousands)
Transaction accounts:
Noninterest-bearing demand	$1,395,510	$1,388,646	$1,302,974
Interest checking	440,853	436,570	439,694
Total transaction accounts	1,836,363	1,825,216	1,742,668
Non-transaction accounts:
Money market	1,178,606	1,171,565	1,171,386
Savings	114,674	112,720	108,569
Time deposits:
Time deposits under $100,000	448,720	468,356	505,130
Time deposits over $100,000	643,576	576,380	566,816
Total time deposits	1,092,296	1,044,736	1,071,946
Total non-transaction accounts	2,385,576	2,329,021	2,351,901
Total deposits	$4,221,939	$4,154,237	$4,094,569

Core deposits (1)	$3,129,643	$3,109,501	$3,022,623

Noninterest-demand deposits as a percentage of total deposits	33%	33%	32%

(1) Includes noninterest-bearing demand, interest checking, money market, and savings accounts.

NON-COVERED LOAN CONCENTRATION (unaudited)

	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
	(Dollars in thousands)
Loan Category:
Domestic:
Commercial	$709,075	$720,105	$781,003	$774,755	$776,060
Real estate-construction	194,181	284,274	440,286	480,119	544,889
Commercial real estate-mortgage	2,229,331	2,197,295	2,423,712	2,500,520	2,511,292
Consumer	30,323	28,804	32,138	33,011	35,150
Foreign:
Commercial	25,309	26,736	34,524	38,964	42,672
Other	1,637	1,675	1,719	1,763	1,722
Total gross non-covered loans	$3,189,856	$3,258,889	$3,713,382	$3,829,132	$3,911,785

ALLOWANCE FOR CREDIT LOSSES, NONPERFORMING ASSETS
AND CREDIT QUALITY MEASURES FOR NON-COVERED LOANS
(Unaudited)

	6/30/10	3/31/10	12/31/09
	(Dollars in thousands)
ALLOWANCE FOR CREDIT LOSSES (1):
Allowance for loan losses	$88,463	$86,163	$118,717
Reserve for unfunded loan commitments	4,971	5,216	5,561
Allowance for credit losses	$93,434	$91,379	$124,278

NONPERFORMING ASSETS (2):
Nonaccrual loans	$108,283	$99,920	$240,167
Other real estate owned	24,523	29,643	43,255
Total nonperforming assets	$132,806	$129,563	$283,422

Allowance for credit losses to non-covered loans, net of unearned income	2.93%	2.81%	3.35%
Allowance for credit losses to nonaccrual loans	86.29%	91.45%	51.75%
Nonperforming assets to total non-covered loans and other real estate owned	4.14%	3.95%	7.56%
Nonaccrual loans to total non-covered loans	3.40%	3.07%	6.48%

(1) Applies to non-covered loans.

(2) Excludes covered nonperforming assets acquired in the Affinity acquisition.

ALLOWANCE FOR CREDIT LOSSES ROLLFORWARD AND NET CHARGE-OFF
MEASUREMENT FOR NON-COVERED LOANS (1) (unaudited)

	Quarter Ended				Year Ended
	6/30/10	3/31/10	6/30/09	3/31/09	12/31/09
	(Dollars in thousands)
Balance at beginning of period	$91,379	$124,278	$76,632	$68,790	$68,790
Loans charged-off:
Commercial	(1,024)	(8,139)	(3,405)	(1,881)	(11,982)
Real estate-construction	(3,341)	(55,741)	(12,757)	(1,572)	(28,542)
Real estate-mortgage	(6,988)	(82,849)	(1,536)	(2,738)	(46,047)
Consumer	(2,004)	(58)	(529)	(216)	(1,180)
Foreign	—	—	—	(368)	(368)
Total loans charged-off	(13,357)	(146,787)	(18,227)	(6,775)	(88,119)

Recoveries on loans charged-off:
Commercial	254	488	64	303	548
Real estate-construction	27	681	2	—	461
Real estate-mortgage	1,017	180	231	190	503
Consumer	12	12	11	110	151
Foreign	2	—	30	14	44
Total recoveries on loans charged-off	1,312	1,361	338	617	1,707
Net charge-offs	(12,045)	(145,426)	(17,889)	(6,158)	(86,412)
Provision for credit losses	14,100	112,527	18,000	14,000	141,900
Balance at end of period	$93,434	$91,379	$76,743	$76,632	$124,278

Net charge-offs excluding charge-offs from classified loan sale	$12,045	$21,721	$17,889	$6,158	$86,412

Annualized net charge-offs to average loans	1.50%	16.81%	1.83%	0.63%	2.22%
Annualized net charge-offs excluding charge-offs from classified loan sale to average loans	1.50%	2.51%	1.83%	0.63%	2.22%

(1) Applies only to non-covered loans.

This press release contains certain non-GAAP financial disclosures for tangible capital.  The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.  Because the use of tangible capital amounts and ratios is becoming more prevalent among banking regulators, investors and analysts, we disclose our tangible capital ratios in addition to equity-to-assets ratios.

These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the Company’s operating results and should not be considered a substitute for financial information presented in accordance with United States generally accepted accounting principles (GAAP).  The following table presents performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measurements to the GAAP financial measurements.

Non GAAP Measurements (Unaudited)

	As of the dates indicated:
Dollars in thousands	06/30/10	03/31/10	06/30/09

PacWest Bancorp Consolidated
End of period assets	$5,153,682	$5,203,217	$4,476,236
Intangible assets	28,448	30,872	35,417
End of period tangible assets	$5,125,234	$5,172,345	$4,440,819

End of period equity	$486,585	$474,844	$464,097
Intangible assets	28,448	30,872	35,417
End of period tangible equity	$458,137	$443,972	$428,680

Equity to assets ratio	9.44%	9.13%	10.37%
Tangible common equity ratio	8.94%	8.58%	9.65%

Pacific Western Bank
End of period assets	$5,141,150	$5,192,003	$4,468,870
Intangible assets	28,448	30,872	35,417
End of period tangible assets	$5,112,702	$5,161,131	$4,433,453

End of period equity	$573,227	$559,909	$510,086
Intangible assets	28,448	30,872	35,417
End of period tangible equity	$544,779	$529,037	$474,669

Equity-to-assets	11.15%	10.78%	11.41%
Tangible common equity ratio	10.66%	10.25%	10.71%

Contact information:

Matt Wagner, Chief Executive Officer, (310) 728-1020

Vic Santoro, Executive Vice President and CFO, (310) 728-1021